              SUPPLEMENT NO. 8 TO PROSPECTUS DATED MARCH 12, 2001

                               [MANUGISTICS LOGO]

                                  $250,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This is an eighth supplement to the Prospectus dated March 12, 2001 (the "Prospectus"), relating to $250,000,000 principal amount of our 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

     The table in the "Selling Holders" section on pages 19-21 of the Prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and which, in some cases, may be in substitution for, amounts listed for the same or other Selling Holders in the Prospectus and in prior
Supplements:

                                          PRINCIPAL AMOUNT OF      SHARES OF COMMON
                                          NOTES BENEFICIALLY      STOCK ISSUABLE UPON
             SELLING HOLDER                OWNED AND OFFERED    CONVERSION OF NOTES (1)
             --------------               -------------------   -----------------------
HFR Master Fund, Ltd.(2)................       $100,000                  2,269
                                               --------                  -----
          Total.........................       $100,000                  2,269
                                               ========                  =====

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(1) Based upon an initial conversion rate of approximately 22.695 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2) The amounts listed are in addition to the amounts listed for the named Selling Holder in the Prospectus dated March 12, 2001.

All of the other portions of the Prospectus, as previously supplemented, remain unchanged.

             The date of this Supplement No. 8 is August 27, 2001.